Exhibit 5.1

March 11, 2004

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, OR 97217-3935

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by OXIS International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on March 11, 2004 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 5,700,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”). The Shares are reserved for issuance pursuant to the Company’s 2003 Stock Incentive Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/    Morrison & Foerster LLP

Morrison & Foerster LLP